EXHIBIT 10.2
Coca-Cola Enterprises Inc.
20__ Restricted Stock Unit Award

Restricted Stock Unit Award Recipient:

Performance Condition to Vesting (“Performance Condition”):

Service Condition to Vesting (“Service Condition”):

We are pleased to advise you of your 20__ Restricted Stock Unit Award from Coca-Cola Enterprises Inc. (also referred to as the "Company"), under the 2007 Incentive Award Plan (the “Plan”). The terms and conditions applicable to this Restricted Stock Unit Award (“RSU Award”) are described below.

1. 20__ Restricted Stock Unit Award. A 20__ RSU Award account has been established on your behalf under the Plan, and it has been credited with XXX restricted stock units.

Your RSU Award represents an unfunded and unsecured promise by the Company to deliver shares of Coca-Cola Enterprises Inc. common stock and to pay certain amounts to you upon the vesting of all or a portion of the restricted stock units credited under this RSU Award.

The RSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends. Your RSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

2. Vesting in Restricted Stock Units. Your right to receive restricted stock units under this RSU Award will vest as of the date both the applicable Performance Condition and the Service Condition are satisfied.

Although the Performance Condition must still be met within the period specified, the Service Condition will be waived under the following circumstances:

a.	For 100% of your RSU Award, in the event of your death or your termination on account of Disability.

b.
For a pro rata portion of your RSU Award, upon your Severance Termination or Rule of 75 Retirement. The pro rata portion will be determined as follows: (a) the number of months between the date of this Award and your termination date will be divided by the number of months of employment required under the Service Condition, and (b) the resulting percentage will be applied to your RSU Award to determine the portion for which the Service Condition is waived.

3. Effect of Termination of Employment. If your employment with the Company or an Affiliated Company terminates before this Award is vested, the following terms apply:

a.
If, before this Award vests, your employment with the Company or an Affiliated Company terminates on account of any reason other than your death, Disability, Severance Termination or Rule of 75 Retirement, your RSU Award will be forfeited on your termination date.

b.
If, before the Service Condition is met, your employment terminates on account of your death, Disability, Severance Termination, or Rule of 75 Retirement, the portion of your RSU Award for which the Service Condition was waived will vest immediately if the Performance Condition has been met at the time of your termination or on such later date that the Performance Condition is met.

c.
If, after the Service Condition is met, your employment terminates on account of your death, disability, Severance Termination, or Rule of 75 Retirement, 100% of your RSU Award will vest on the date the Performance Condition is met.

4.
Effect of a Change in Control of the Company. In the event of your Severance Termination within two years of a Change in Control of the Company (as defined in the Plan), your RSU Award shall become vested on your termination date.

5. Definitions. For purposes of this Award, the following definitions apply:

a.
An "Affiliated Company" includes any The Coca-Cola Company or any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (i) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (ii) the Company agrees to this subsequent employment.

b.
“Disability” means an inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.	“Rule of 75 Retirement” means your retirement at or after you are age 55 and your age and service, when added together, equal 75.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason (as defined in the Plan).

6.
Dividend Equivalents. Your RSU Award account will earn credits when dividends are declared by the Board of Directors on the Company's common stock ("Dividend Equivalents"). These Dividend Equivalents will be equal to the dividends payable on the same number of shares of stock as the number of restricted stock units granted under this RSU Award.

The Dividend Equivalents credited to your account will become vested on the date any portion of your RSU Award vests. An amount equal to these Dividend Equivalents will be paid to you in cash as soon as practical following the vesting date, but in no event later than March 15th of the year following such vesting date. If your RSU Award (or any portion of the Award) does not vest, all Dividend Equivalent credits will also be forfeited.

7.
Deemed Acceptance of Award. This document is a summary of your 20__ Restricted Stock Unit Award under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan, the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

8.	Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

c.
neither the award of restricted stock units nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company;

9.
Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the restricted stock units, including their grant, vesting, or into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the restricted stock units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares upon vesting of the restricted stock units or the receipt of any cash payments, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon vesting of the restricted stock units. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares to be issued on the vesting of the restricted stock units to satisfy the withholding or payment on account obligation, and/or (2) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

10.
Compliance with Code Section 409A. To the extent that this RSU Award is subject to section 409A of the Internal Revenue Code (the “Code”), the Award will be administered in accordance with Code section 409A and the final regulations and other IRS guidance promulgated thereunder. No distribution under this Award may be made earlier than the seventh month following the date of your separation from service if (i) this Award is subject to Code section 409A, (ii) you are a “specified employee” under Code section 409A (as defined from time to time by the Company’s General Counsel or his or her delegate) as of the date of your termination and (iii) the distribution is on account of such separation from service. Further, the Company reserves the authority to amend this Award as necessary to comply with Code section 409A.

11.
Data Privacy. By accepting this award, you hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, your employer, the Company, and Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the restricted stock units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing the Stock Plan Administrator. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan.

12.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to restricted stock units awarded under the Plan or future restricted stock units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.
Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR
COCA-COLA ENTERPRISES INC.
P.O. BOX 723040
ATLANTA, GA, USA 31139-0040
(770) 989-3000